Exhibit 99.1

XOMA Enters Into $30 Million Committed Equity Financing Facility

BERKELEY, Calif., July 23, 2010 – XOMA Ltd. (NASDAQ:XOMA) today announced that it has entered into a committed equity financing facility under which it has the option to sell up to $30 million of its registered common shares to Azimuth Opportunity Ltd. over a 12-month period.  XOMA is not obligated to utilize any of the facility and remains free to enter other financing transactions.

XOMA will determine, at its sole discretion, the timing, dollar amount and floor price per share of each draw under this facility, subject to certain conditions.  The number and price of shares sold in each draw are determined by a contractual formula designed to approximate fair market value, less a discount.  Any shares sold under this facility will be sold pursuant to a prospectus supplement and the base prospectus which forms a part of XOMA’s shelf registration statement declared effective by the Securities and Exchange Commission on May 29, 2008.  XOMA also agreed to issue approximately 1.7 million common shares to Azimuth upon entering into the facility, in consideration of Azimuth’s execution of the agreement relating to the facility.  These shares are also covered by XOMA’s shelf registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company's proprietary product pipeline includes:

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XOMA 052, an anti-IL-1 beta antibody in Phase 2 clinical development for Type 2 diabetes, Type 1 diabetes and cardiovascular disease, with potential for the treatment of a wide range of inflammatory conditions.

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XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

•	A preclinical pipeline with candidates in development for several diseases.

In addition to its proprietary pipeline, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering Corporation, a subsidiary of Merck & Co., Inc. and Takeda Pharmaceutical Company Limited.

XOMA's technologies have contributed to the success of marketed antibody products, including LUCENTIS(R) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(R) (certolizumab pegol) for rheumatoid arthritis and Crohn's disease.

The company has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering(TM), affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses, and several licensed product candidates are in clinical development.

XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval, and a team of about 215 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

Safe Harbor Statement

Certain statements contained herein concerning our future financing options, product development and other similar matters or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to inability to comply with NASDAQ’s continued listing requirements; the generally unstable nature of current economic and financial market conditions; availability of licensing and collaboration opportunities; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; XOMA’s ability to meet demands of the U.S. government agency with which it has entered into its government contracts; competition; market demand for products; scale up and marketing capabilities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA's prospects.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

SOURCE: XOMA Ltd.

  XOMA Ltd.
          Company and Investor Contact:
          Carol DeGuzman
          510-204-7270
          deguzman@xoma.com

          Canale Communications
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          Carolyn Hawley
          619-849-5375
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